FOR IMMEDIATE RELEASE
July 20, 2004

GREAT PEE DEE BANCORP, INC., ANNOUNCES EARNINGS

Cheraw, SC-July 20, 2004-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) announced today fourth quarter and year end financial results for the company. For the quarter ended June 30, 2004, the company reported net income of $292,000, or $.17 per diluted share compared to $273,000 or $.16 per diluted share for the same period last year. For the year end June 30, 2004, net income was $1.2 million, or $.73 per diluted share, compared to $1.4 million or $.85 per diluted share for the same period last year. The decline is primarily due to a significant increase in personnel and occupancy expenses due to the company's expansion into its new headquarters building in Cheraw, SC. Assets of the company increased by over $13 million, or 9% during the year, as loans grew over $5.5 million, or 5%, and investment securities grew over $9 million.

Great Pee Dee Bancorp appointed John M. Digby as Chief Financial Officer and Treasurer of the company in July 2004. Mr. Digby also serves as Senior Vice President and Chief Financial Officer of Sentry Bank & Trust. Previously, Mr. Digby served as the Chief Financial Officer of First Capital Bank in Bennettsville, SC, and Clemson Bank and Trust in Clemson, SC.

Great Pee Dee Bancorp, Inc. has as its sole subsidiary, Sentry Bank & Trust, a $156 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE".

                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)


                                     Three months         Three months         Twelve months        Twelve months
                                        ended                ended                 ended                ended
                                    June 30, 2004        June 30, 2003        June 30, 2004         June 30, 2003
                                    -------------        -------------        -------------         -------------
          Interest Income                 $2,209               2,017                 8,492                8,426

         Interest Expense                    774                 801                 3,131                3,367

        Net Interest Income                1,435                1216                 5,361                5,059

      Provision for Loan Loss                  0                 150                   375                  400

        Net after provision                1,435               1,066                 4,986                4,659

        Non-interest income                  254                 231                 1,094                 1080

       Non-interest expense                 1215                 860                 4,105                3,495

         Income before tax                   474                 437                 1,975                2,244

           Income taxes                      182                 164                   727                  833

            Net Income                       292                 273                 1,248                1,411

       Net Income per share
               Basic                        0.17                0.17                  0.74                 0.87
               Dilutive                     0.17                0.16                  0.73                 0.85

                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                       June 30, 2004        June 30, 2003
                                       -------------        -------------

              Assets                      $156,355             $143,326

            Total Loans                   115,603              110,000

      Allowance for Loan Loss              1,532                1,416

             Deposits                     108,945              108,812

        Shareholder Equity                 26,051               26,043

       Book Value per share                $14.38               $14.76



             Contact:

       Great Pee Dee Bancorp
         Herbert W. Watts
           843-537-7656